UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 3, 2020

VIR BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Illinois Street, Suite 500 South San Francisco, California		94158
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 906-4324

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2020, Vir Biotechnology, Inc. (the “Company”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into an amendment (the “Amendment”) to the Collaboration and License Agreement by and between the parties dated October 16, 2017, as amended by Letter Agreement dated November 13, 2018 and by Amendment No. 1 to the Collaboration and License Agreement effective December 17, 2019 (as further amended by the Amendment, the “Amended Alnylam Agreement”), to expand the parties’ existing collaboration to include the development and commercialization of RNAi therapeutics targeting SARS-CoV-2, the virus that causes the disease COVID-19, and potentially other related coronaviruses, utilizing Alnylam’s recent advances in lung delivery of novel conjugates of siRNA – the molecules that mediate RNAi (the “COV Products”).

Pursuant to the Amended Alnylam Agreement, the parties will each be responsible for pre-clinical development costs incurred by such party in performing its allocated responsibilities under an agreed-upon initial pre-clinical development plan for COV Products. The parties will equally share costs incurred in connection with the manufacture of non-GMP drug product required for pre-clinical development prior to filing of an investigational new drug application for the first COV Product in the coronavirus program. Following the completion of initial pre-clinical development activities, if the Company exercises its option to progress one or more candidates arising from the coronavirus program into further development, the Company will be responsible for conducting all development, manufacturing and commercialization activities for COV Products, at its sole expense, subject to Alnylam’s right to opt-in, during a specified period, to share equally with the Company the profits and losses in connection with development and commercialization of COV Products.

If the Company exercises its option for the coronavirus program, and successfully develops one or more COV Products arising from such program, then unless Alnylam exercises its profit-sharing option, the Company will be required to pay Alnylam up to $15.0 million in the aggregate for the achievement of specified development milestones for the COV Products. Following commercialization, the Company will also be required to pay Alnylam specified sales milestones on achievement of specified levels of annual net sales, and a tiered royalty at specified rates on annual net sales of the applicable COV Products. However, with respect to sales to governmental authorities or sales for the purposes of biodefense, management of public health or other public policy reasons, such royalty will be payable at a percentage in the low single-digits, plus a pass-through amount of any royalties Alnylam is required to pay to third parties under any third party in-license agreements related to the COV Products.

Except as amended in connection with the addition of the coronavirus program to the collaboration, the Alnylam Agreement remains in force between the parties in accordance with its terms. The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

By:	/s/ Howard Horn
Howard Horn
Chief Financial Officer

Dated: March 9, 2020